Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Third Quarter 2026 Financial Results

CHICAGO— (November 10, 2026) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI, “Chicago Atlantic”, “REFI” or the “Company”), a commercial mortgage real estate investment trust, today announced its financial results for the third quarter ended September 30, 2026.

Peter Sack, Co-Chief Executive Officer, noted, “Chicago Atlantic delivered distributable earnings of $0.49 per diluted weighted average share for the third quarter of 2026, despite a challenging macroeconomic environment and heightened uncertainty across both the regulatory landscape and the mortgage REIT sector. While our real estate secured cannabis pipeline has decreased from approximately $204 million to $174 million since last quarter end, we believe our credit fundamentals compare favorably to our peers; and that our specialized market knowledge, established relationships and deep understanding of risk allow us to structure investments with a level of insight that broader-based lenders often do not have the means to replicate. We believe the deliberate, strategic decisions we have made, such as the Koach transaction in the third quarter, position the Company for long-term success. We remain confident in our ability to navigate an evolving landscape while staying disciplined in our underwriting and true to the strategy that has driven our performance to date.”

Quarterly Results of Operations

	For the three months ended
	September 30, 2026		June 30, 2026		September 30, 2025
	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
OPERATING RESULTS
Net interest income	$12,469,833	$0.49	$12,834,645	$0.59	$13,685,274	$0.64
Total expenses before provision for expected credit losses	$4,461,498	$0.17	$4,586,025	$0.21	$4,193,515	$0.20
Net income	$6,434,023	$0.25	$7,473,326	$0.34	$8,934,539	$0.42
(Benefit) provision for current expected credit losses	$2,768,611	$0.11	$551,294	$0.03	$557,220	$0.03
Distributable earnings - basic	$12,564,095	$0.50	$9,290,163	$0.44	$10,522,142	$0.50
Distributable earnings - diluted	$12,564,095	$0.49	$9,290,163	$0.43	$10,522,142	$0.49
Diluted weighted average shares of common stock outstanding	25,646,135	-	21,713,882	-	21,485,776	-
Regular dividends declared	$12,042,255	$0.47	$10,017,764	$0.47	9,905,390	$0.47

PORTFOLIO PERFORMANCE
Loans held for investment, principal	$468,611,325		$453,125,654		$399,948,492
Notes receivable from stockholders (“Koach Notes”), principal	59,089,462		-		-
Total loan principal outstanding	$527,700,787		$453,125,654		$399,948,492
Portfolio companies	28		26		26
Unfunded commitments	$-		$2,355,293		$29,761,667
Gross unlevered weighted average yield to maturity	14.8%		15.8%		16.5%
Aggregate loan portfolio bearing a variable interest rate	56.8%		62.5%		63.3%
Adjusted book value per share (as-paid)	$14.12		$14.15		$14.71
Debt/equity ratio	47.5%		46.6%		32.8%

Portfolio Activity

The following table summarizes the Company’s primary investment portfolio activities:

	Three months ended
	March 31, 2026	June 30, 2026	September 30, 2026	Nine months ended September 30, 2026
	Principal				Portfolio Companies[2]
Loan principal, beginning of period	$411,075,088	$413,589,833	$453,125,652	$411,075,088	26
Principal Advances[1]
New portfolio companies	16,211,500	56,225,081	80,382,293	152,818,874	6
Existing portfolio companies	37,868,649	2,978,549	7,621,620	48,468,818	4
	54,080,149	59,203,630	88,003,913	201,287,692
Scheduled Principal Repayments
New portfolio companies	-	-	-	-
Existing portfolio companies	(3,349,541)	(3,341,880)	(3,848,174)	(10,539,595)	15
	(3,349,541)	(3,341,880)	(3,848,174)	(10,539,595)
Unscheduled Principal Repayments
New portfolio companies	-	-	(3,792,828)	(3,792,828)	1
Existing portfolio companies	(48,215,862)	(16,325,932)	(5,787,775)	(70,329,569)	12
	(48,215,862)	(16,325,932)	(9,580,603)	(74,122,397)

Net change in principal outstanding	2,514,745	39,535,819	74,575,135	116,625,699
Loan principal, end of period	$413,589,833	$453,125,652	$527,700,787	$527,700,787	28

[1]	Principal advances include capitalized paid-in-kind (“PIK”) interest and/or other fees, if any, that were capitalized to the outstanding loan balance of the subject loan(s). Amounts include loans classified as “Notes receivable from stockholders” on the consolidated balance sheets as of each period presented.

[2]	As of September 30, 2026, the Company holds 31 individual Koach Notes secured by 31 retail properties which were originated during the quarter. For presentation and comparability purposes, the Koach Notes are presented as one (1) portfolio company in the table above.

Recent Developments

●	Pending Merger with Chicago Atlantic BDC, Inc. On June 17, 2026, the Company entered into an Agreement and Plan of Merger with Chicago Atlantic BDC, Inc. (NASDAQ: LIEN (“LIEN”), an affiliated business development company that is externally managed by an affiliate of the Company’s manager, pursuant to which the Company will merge with and into LIEN, with LIEN continuing as the surviving company (the “Merger”). At closing, REFI stockholders will receive a number of shares of LIEN common stock determined based on the ratio of REFI’s net asset value (“NAV”) per share, as adjusted in accordance with the Merger Agreement, to LIEN’s NAV per share, similarly adjusted, in each case as determined shortly prior to closing. Based on the respective NAVs of REFI and LIEN as of March 31, 2026, and without giving effect to the Koach transaction described above or any other changes in the inputs to the exchange ratio occurring after March 31, 2026, former REFI stockholders would be expected to own approximately 50.5% of LIEN immediately following the Merger. The shares of Common Stock issued in the Koach transaction will be reflected in the inputs used to determine the exchange ratio at closing, and the actual pro forma ownership percentage will depend on the NAV ratio calculated shortly prior to closing and may differ from the March 31, 2026 estimate. Completion of the Merger is subject to the approval of stockholders of both REFI and LIEN, including approval by REFI stockholders of REFI’s election to be regulated as a business development company under the Investment Company Act of 1940 and approval of a new investment advisory agreement, as well as regulatory approvals, third-party consents and other customary closing conditions. Assuming these conditions are satisfied, the Merger is expected to close in 2027. There can be no assurance that the Merger will be completed on the anticipated terms or timing, or at all. Additional information regarding the Merger is set forth below under “Additional Information and Where to Find It.”

Capital Activity

●	On July 9, 2026, the Company issued 4,306,754 shares of common stock (“Common Stock”) to Koach in a private placement transaction in exchange for approximately $62.6 million of second lien promissory notes (the “Koach Notes”). As of September 30, 2026, the outstanding balance on the Koach Notes was approximately $59.1 million.

●	During the three months ended September 30, 2026, the Company increased the available borrowing capacity on its Revolving Loan from $110.0 million to $117.5 million, resulting from additional commitments from existing lenders.

o	As of September 30, 2026, the Company had approximately $144.4 million of total drawn leverage, comprised of $94.4 million drawn on the secured revolving credit facility and $50.0 million of outstanding senior unsecured notes due 2028.

●	As of November 10, 2026, the Company has $15.2 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $12.0 million.

2026 Outlook

Chicago Atlantic offered the following outlook for full year 2026:

●	The Company expects to maintain a dividend payout ratio based on Distributable Earnings per weighted average diluted share of approximately 90% to 100% on a full year basis.

The foregoing outlook assumes that the Company continues to operate on a standalone basis and does not reflect the effects of the pending Merger, including any restrictions on dividends or other actions during the pendency of the Merger under the terms of the Merger Agreement. The declaration of any dividend, including any special dividend, remains subject to authorization by the Board and to the terms of the Merger Agreement.

Conference Call and Quarterly Earnings Supplemental Details

Chicago Atlantic will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (833) 630-1956 (international callers: 412-317-1837). The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its Third Quarter 2026 Earnings Supplemental on the Investor Relations page of its website. The Earnings Supplemental and the script for the conference call will be filed with the SEC pursuant to Rule 425 under the Securities Act of 1933, as amended. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has offices in Chicago, Miami, New York, and London.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views and projections with respect to, among other things, future events and financial performance, including statements regarding the proposed Merger with LIEN and its expected timing and effects, the expected pro forma ownership of former REFI stockholders in LIEN following the Merger, the Company’s July 2026 acquisition of second lien notes from Koach and the performance of such notes and their underlying collateral, the expected implementation and effects of federal rescheduling of cannabis, the Company’s dividend expectations, and the Company’s future operations and strategies. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” “future” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including, without limitation: (i) the risk that the proposed Merger may not be completed on the anticipated terms or timing, or at all; (ii) the failure to obtain the required stockholder approvals of REFI or LIEN, including approval of REFI’s election to be regulated as a business development company and approval of a new investment advisory agreement; (iii) the failure to satisfy other conditions to closing, including regulatory approvals and third-party consents; (iv) the effect of the announcement or pendency of the Merger on the Company’s business, operating results, and relationships with borrowers, employees and other counterparties; (v) risks that the Merger may divert management’s attention from the Company’s ongoing business; (vi) the outcome of any legal proceedings that may be instituted against REFI or LIEN related to the Merger; (vii) the amount of costs, fees and expenses related to the Merger; (viii) developments in the cannabis industry, including federal, state and local legal and regulatory changes and the implementation of federal rescheduling; (ix) changes in interest rates, credit spreads and macroeconomic conditions; (x) risks related to the Koach transaction, including credit and collateral risks associated with the Koach Notes, the subordination of the Koach Notes to senior first lien indebtedness, and the impact of the associated share issuance on the exchange ratio for the Merger; and (xi) the other risks identified in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q, and in the registration statement on Form N-14 and Pre-Effective Amendment No. 1 on Form N-14/A filed by LIEN with the SEC on July 31, 2026 and September 22, 2026, respectively, including the joint proxy statement/prospectus contained therein. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or in a transaction exempt from the registration requirements of the Securities Act.

Additional Information and Where to Find It

This communication includes information relating to the proposed merger (the “Merger”) of REFI with and into Chicago Atlantic BDC, Inc. (“LIEN”), along with related proposals for which stockholder approval will be sought, pursuant to the Agreement and Plan of Merger, dated as of June 17, 2026 (the “Merger Agreement”) by and between LIEN and REFI. The Merger Agreement was unanimously approved by the Boards of Directors of both LIEN and REFI, each acting on the unanimous recommendation of its special committee of independent directors (each, a “Special Committee”). In connection with the proposals, LIEN has filed relevant materials with the SEC, including a registration statement on Form N-14 on July 31, 2026, as amended by Pre-Effective Amendment No. 1 on N-14/A on September 22, 2026, which includes a preliminary joint proxy statement of LIEN and REFI and a preliminary prospectus of LIEN (the “Proxy Statement/Prospectus”). The registration statement has not yet been declared effective, and the information in the preliminary Proxy Statement/Prospectus is not complete and may be changed. After the registration statement is declared effective, the definitive Proxy Statement/Prospectus will be mailed to stockholders of LIEN and REFI. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. STOCKHOLDERS OF LIEN AND REFI ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LIEN, REFI, THE MERGER AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, or from each company’s investor relations website at www.investors.chicagoatlanticbdc.com (LIEN) and www.investors.refi.reit (REFI), or by directing a request to LIEN@chicagoatlantic.com (LIEN) or IR@REFI.reit (REFI).

Participants in the Solicitation

LIEN, REFI and their respective directors and executive officers, Chicago Atlantic BDC Adviser, LLC, the external investment adviser to LIEN (the “LIEN Adviser”), and Chicago Atlantic REIT Manager, LLC, the external manager of REFI (the “Company Manager”), and their respective directors, officers, members, managers, partners, employees and affiliates, and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of LIEN and REFI in connection with the Merger and the related proposals. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of LIEN and REFI in connection with the Merger and the related proposals, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary Proxy Statement/Prospectus and will be set forth in the definitive Proxy Statement/Prospectus and other relevant materials filed with the SEC. Additional information regarding the ownership of LIEN and REFI securities by their respective directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. Information about the directors and executive officers of LIEN set forth in LIEN’s proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on April 30, 2026, and in LIEN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 19, 2026. Information about the directors and executive officers of REFI set forth in REFI’s proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on April 23, 2026, and in REFI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026. Each of these documents is available free of charge at the SEC’s website, www.sec.gov, or from LIEN’s or REFI’s investor relations website, as applicable.

Contact:

Lisa Kampf

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Loans held for investment	$315,092,753	$332,772,244
Loans held for investment - related party (Note 8)	108,506,936	76,183,323
Loans held for investment, at carrying value	423,599,689	408,955,567
Current expected credit loss reserve	(12,281,248)	(5,062,785)
Loans held for investment at carrying value, net	411,318,441	403,892,782
Loans, at fair value - related party (amortized cost of $40,664,036 and $0, respectively) (Note 8)	40,795,000	-
Cash and cash equivalents	8,267,325	14,948,884
Interest receivable	4,673,984	4,009,800
Other receivables and assets, net	1,963,315	874,245
Related party receivables	1,174,146	1,189,937
Total Assets	$468,192,211	$424,915,648

Liabilities
Revolving loan	$94,350,000	$49,100,000
Notes payable, net	49,512,366	49,334,459
Dividend payable	12,847,076	11,157,220
Related party payables	1,777,059	2,214,920
Management and incentive fees payable	1,549,623	3,098,576
Interest payable	1,707,651	1,348,334
Accounts payable and other liabilities	1,211,460	834,977
Interest reserve	2,584,948	12,686
Total Liabilities	165,540,183	117,101,172
Commitments and contingencies (Note 9)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 25,621,819 and 21,080,272 shares issued and outstanding, respectively	256,219	210,803
Notes receivable from stockholders	(56,776,531)	-
Additional paid-in-capital	388,479,565	323,125,854
Accumulated deficit	(29,307,225)	(15,522,181)
Total stockholders’ equity	302,652,028	307,814,476

Total liabilities and stockholders’ equity	$468,192,211	$424,915,648

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2026	2025	2026	2025
Revenues
Interest income	$15,458,739	$15,250,866	$45,842,450	$46,860,217
Interest expense	(2,988,906)	(1,565,592)	(7,413,885)	(5,708,022)
Net interest income	12,469,833	13,685,274	38,428,565	41,152,195

Expenses
Management and incentive fees, net	1,549,623	1,435,071	4,873,446	5,103,561
General and administrative expense	1,578,189	1,298,910	4,258,697	3,766,140
Professional fees	639,784	530,880	1,638,417	1,503,939
Stock based compensation	693,902	928,654	2,516,834	2,459,094
Provision (benefit) for current expected credit losses	2,768,611	557,220	7,157,756	631,233
Total expenses	7,230,109	4,750,735	20,445,150	13,463,967
Change in unrealized (loss)/gain on investment	18,964	-	(411,036)	165,000
Realized gain on investment	232,037	-	232,037	-
Gain on foreclosure, net	943,298	-	943,298	-
Net income before income taxes	6,434,023	8,934,539	18,747,714	27,853,228
Income tax expense	-	-	-	-
Net income	$6,434,023	$8,934,539	$18,747,714	$27,853,228

Earnings per common share:
Basic earnings per common share	$0.25	$0.42	$0.83	$1.33
Diluted earnings per common share	$0.25	$0.42	$0.82	$1.30

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	25,246,865	21,074,771	22,538,494	20,979,467
Diluted weighted average shares of common stock outstanding	25,646,135	21,485,776	22,963,290	21,413,422

Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings to evaluate our performance. Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors, and including (vi) beginning with the three months ended September 30, 2026, interest income (including paid-in-kind interest), exit fees, and other amounts earned under the Koach Notes that, under GAAP, are recorded directly in stockholders’ equity rather than in net income, as described below. We believe providing Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

Inclusion of income on the Koach Notes; Beginning with the three months ended September 30, 2026, Distributable Earnings includes the interest income (including paid-in-kind interest), exit fees and other amounts earned under the Koach Notes. As described in Notes 2 and 10 to our consolidated financial statements, because the Koach Notes were received as consideration for the issuance of our common stock, GAAP requires that they be presented as a deduction from stockholders’ equity and that the income earned on them be recorded directly in stockholders’ equity rather than in net income within the consolidated financial statements. For U.S. federal income tax purposes, however, the Koach Notes are real estate assets held by us and the income earned on them is included in our REIT taxable income, which we are required to distribute to maintain our REIT qualification. Because the shares issued to Koach are included in our weighted average shares outstanding and participate in our dividends, we believe that excluding the corresponding income would cause Distributable Earnings to understate the earnings available for distribution and would impair its usefulness as an indicator of our REIT taxable income and dividends. The adjustment is limited to amounts contractually earned under the Koach Notes during the period, is separately presented in the reconciliation below, and was approved by a majority of our independent directors. No comparable amounts existed in prior periods, and accordingly prior period amounts have not been recast.

In our Annual Report on Form 10-K for the year ended December 31, 2025, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

	Three months ended		Nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$6,434,023	$8,934,539	$18,747,714	$27,853,228
Adjustments to net income
Stock based compensation	693,902	928,654	2,516,834	2,459,094
Amortization of debt issuance costs	85,247	101,729	252,662	322,186
Provision for current expected credit losses	2,768,611	557,220	7,157,756	631,233
Other adjustments (1)	2,601,276	-	2,601,276	-
Change in unrealized (loss)/gain on investment	(18,964)	-	411,036	(165,000)
Distributable Earnings	$12,564,095	$10,522,142	$31,687,278	$31,100,741
Basic weighted average shares of common stock outstanding (in shares)	25,246,865	21,074,771	22,538,494	20,979,467
Basic Distributable Earnings per Weighted Average Share	$0.50	$0.50	$1.41	$1.48
Diluted weighted average shares of common stock outstanding (in shares)	25,646,135	21,485,776	22,963,290	21,413,422
Diluted Distributable Earnings per Weighted Average Share	$0.49	$0.49	$1.38	$1.45

(1)	Represents interest income (including paid-in-kind interest of $0.3 million, exit fees and other amounts earned under the Koach Notes for the period from July 9, 2026 through September 30, 2026 that, under GAAP, are recorded directly in stockholders’ equity rather than in net income. See Notes 2 and 10 to our consolidated financial statements. Basic and diluted weighted average shares outstanding include the 4,306,754 shares issued to Koach shareholders from July 9, 2026.